Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

Name	Place of Incorporation
Carl Kliem S.A.	Luxembourg
FCC Futures, Inc.	Iowa, U.S.
FCStone Commodity Services (Europe) Ltd	Ireland
FCStone do Brasil Ltda.	Brazil
FCStone Group, Inc.	Delaware, U.S.
FCStone Merchant Services, LLC	Delaware, U.S.
FCStone Paraguay S.R.L.	Paraguay
Gainvest Asset Management Ltd.	British Virgin Islands
Gainvest Uruguay Asset Management S.A.	Uruguay
INTL Asia Pte. Ltd.	Singapore
INTL Capital S.A.	Argentina
INTL CIBSA S.A.	Argentina
INTL Custody & Clearing Solutions Inc.	Delaware, U.S.
INTL FCStone Assets, Inc.	Florida, U.S.
INTL FCStone Banco de Cambio S.A.	Brazil
INTL FCStone (BVI) Limited	British Virgin Islands
INTL FCStone Capital Assessoria Financeira Ltda.	Brazil
INTL FCStone Commodities DMCC	Dubai, United Arab Emirates
INTL FCStone de Mexico, S. de R.L. de C.V.	Mexico
INTL FCStone DTVM Ltda.	Brazil
INTL FCStone Financial Inc.	Florida, U.S.
INTL FCStone Financial (Canada) Inc.	British Columbia, Canada
INTL FCStone (HK) Ltd.	Hong Kong
INTL FCStone Ltd	United Kingdom
INTL FCStone Markets, LLC	Iowa, U.S.
INTL FCStone (Netherlands) B.V.	The Netherlands
INTL FCStone Nigeria Ltd	Nigeria
INTL FCStone Pte. Ltd.	Singapore
INTL FCStone Pty Ltd	Australia
INTL FCStone S.A.	Argentina
INTL FCStone (Shanghai) Trading Co., Ltd	China
INTL Gainvest S.A.	Argentina
INTL Netherlands B.V.	The Netherlands
INTL Pagos S.A.U.	Argentina
INTL Participacoes Ltda.	Brazil
INTL Technology Services LLC	Delaware, U.S.
SA Stone Investment Advisors Inc.	Delaware, U.S.
SA Stone Wealth Management Inc.	Delaware, U.S.
Westown Commodities, LLC	Iowa, U.S.